ACTUANT COMPLETES SENIOR NOTE OFFERING

MILWAUKEE, WI, June 12, 2007 -- Actuant Corporation (NYSE:ATU) today announced that it has successfully completed the previously announced private placement of $250 million aggregate principal amount of 6.875% Senior Notes due 2017. The Senior Notes were issued at a price of 99.607%, to yield 6.93%.

The Company will use the net proceeds from the offering to refinance a portion of its term loans under its senior credit facility and to pay certain transaction costs and expenses.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1.3 billion and its market capitalization from $113 million to over $1.3 billion. The Company employs a workforce of more than 6,700 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

Safe Harbor

This news release contains forward-looking statements concerning Actuant’s senior notes offering. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.